Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000) pertaining to the 2011 Director Stock Purchase Plan, 2011 Associate Stock Purchase Plan, and the 2011 Associate Incentive Plan of Capital City Banking Group, Inc. of our reports dated March 7, 2011, with respect to the consolidated financial statements of Capital City Banking Group, Inc. and the effectiveness of internal control over financial reporting of Capital City Banking Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

May 19, 2011